Execution Copy

Exhibit 10.4

GENERAL RELEASE AND SEVERANCE AGREEMENT

This GENERAL RELEASE AND SEVERANCE AGREEMENT (the “GENERAL RELEASE AGREEMENT”) is made and entered into between TranS1 Inc., a Delaware corporation having a principal place of business in North Carolina (the “Company”) and Dwayne Montgomery, a resident of the state of Tennessee, employed by the Company in North Carolina (the “Employee”). Throughout the remainder of this GENERAL RELEASE AGREEMENT, the Company and Employee may be collectively referred to as “the parties.”

Employee is currently employed by the Company as Vice President of Commercial Operations. The Company and Employee wish to terminate the employment relationship, effective May 1, 2013. The Company wishes to provide Employee with severance benefits that are greater than those to which he is entitled. The parties wish to agree upon mutually acceptable terms for Employee’s separation from employment and avoid all litigation relating to the employment relationship and its termination.

Employee represents that he or she has carefully read this entire GENERAL RELEASE AGREEMENT, understands its consequences, and voluntarily enters into it.

In consideration of the above and the mutual promises set forth below, Employee and the Company agree as follows:

1.          SEPARATION. Employee’s employment shall terminate effective May 1, 2013 (the “Separation Date”). Between the Notification Date (as defined in Section 11) and the Separation Date, Employee shall continue to perform his duties and shall continue to receive his full salary and benefits.

2.          Severance Benefits. In consideration of the release and other promises contained herein, the adequacy of which Employee hereby acknowledges, the Company shall pay Employee the sum of One Hundred and Seventy Thousand One Hundred Eighty-Six Dollars and 00/100 ($170,186.00) (less applicable withholdings), which shall be payable in seven (7) equal installment payments in accordance with the Company’s payroll schedule in existence on the Separation Date beginning on the first such payroll date following the tenth (10th) day after this GENERAL RELEASE AGREEMENT becomes effective as set forth in Section 12 below.

As of the Separation Date, Employee shall not be entitled to medical, dental, vision, disability, accidental death and dismemberment insurance benefits, or any other employee benefits, and shall not be a participant in the Company’s 401(k) Plan (the “401(k) Plan”) or any other plan of any type. For the avoidance of doubt, Employee will not be eligible to contribute to his or her 401(k) plan from severance pay nor receive matching funds from the Company’s related policies. Nothing in this GENERAL RELEASE AGREEMENT, however, shall be deemed to limit Employee’s continuation coverage rights under COBRA or Employee’s vested rights, if any, under the 401(k) plan or other Company Plan, and the terms of those plans shall govern.

# Exhibit 10.4 - Montgomery Severance Agreement

3.          Adequacy of Consideration. Employee acknowledges that the benefits available to him or her under this GENERAL RELEASE AGREEMENT are significant, are of greater value than the benefits to which he or she would be entitled to receive if he or she did not sign this GENERAL RELEASE AGREEMENT, and constitute adequate consideration for the release of claims under Sections 9 and 10 of this GENERAL RELEASE AGREEMENT.

4.          ACKNOWLEDGEMENT OF PAY. Employee agrees and acknowledges that he or she has been paid all wages due and owing to him or her as of the Separation Date, except for the compensation and benefits described in Sections 2 and 5 of this GENERAL RELEASE AGREEMENT. Employee further acknowledges that he or she is not owed any further compensation, except as described in Section 2 of this GENERAL RELEASE AGREEMENT. Employee acknowledges and agrees that he or she is not entitled to severance benefits under any other agreement, including without limitation the Employment Severance Agreement, executed on or around November, 2011, or under any Company plan or policy.

5.          PAID TIME OFF/VACATION PAY. The Company will pay Employee for all accrued but untaken vacation in accordance with Company policy in his or her last regular paycheck following the Separation Date.

6.          OTHER AGREEMENTS. Nothing in this GENERAL RELEASE AGREEMENT shall terminate, revoke or diminish Employee’s obligations or the Company’s and/or its Affiliates’ rights and remedies under law or any agreements relating to trade secrets, confidential information, competitive activities or intellectual property, which Employee has executed in the past, including without limitation the TranS1, Inc. Employee Proprietary Information Agreement, dated February 23, 2010. Employee shall also be bound by and shall comply with all prior agreements or Company policies regarding confidentiality, nondisclosure, non-competition, non-solicitation, intellectual property, or related matters, which he or she has signed, acknowledged or has been subject to at any time during his or her employment with the Company (“Existing Obligations”), along with any other agreement that relate to confidentiality, proprietary information and intellectual property, and nothing herein shall diminish Employee’s obligations, or the Company’s rights thereunder.

7.          EMPLOYEE REPRESENTATIONS AND GOVERNMENT DISCLOSURES. Employee represents and acknowledges that he or she has fully disclosed to and cooperated with the Company in connection with all regulatory matters within his or her area or responsibility with the Company. Employee acknowledges and agrees that nothing in this GENERAL RELEASE AGREEMENT is intended to restrain and does not restrain the rights of Employee or the Company to report or provide information relating to any matters within the regulatory responsibilities of any government agency relating to the work of the Company.

8.          COMPANY PROPERTY. Employee agrees that before receiving any payments or benefits under this GENERAL RELEASE AGREEMENT, he or she shall have returned all Company property (including but not limited to computer and electronic equipment, cell phones, credit cards, keys, etc.), Company documents (whether in hard or electronic form), material, data, information and related matters to the Company.

# Exhibit 10.4 - Montgomery Severance Agreement	2

9.          RElease. In consideration of the pay and benefits conferred by this GENERAL RELEASE AGREEMENT, EMPLOYEE (ON BEHALF OF HERSELF/HIMSELF, HIS/HER FAMILY MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND ITS AND/OR THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EMPLOYEES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE/SHE MAY HAVE OR CLAIM TO HAVE RELATING TO HIS/HER EMPLOYMENT WITH THE COMPANY, OR HIS/HER SEPARATION THEREFROM, OR RELATING TO ANY OTHER MATTER WHATSOEVER arising before the execution of this GENERAL RELEASE AGREEMENT, including but not limited to claims for: (i) discrimination, harassment or retaliation arising under any federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Worker Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, the Family and Medical Leave Act, as amended (FMLA), harassment or retaliation for protected activity; (ii) for compensation, commission payments, bonus payments, stock, options and/or benefits under any plan, program or policy, including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended, (ERISA), the Family and Medical Leave Act, as amended (FMLA), and similar federal, state, and local laws; (iii) under federal, state or local law of any nature whatsoever, including but not limited to constitutional, statutory, tort, express or implied contract, wrongful discharge, or other common law; and (iv) attorneys’ fees. Provided, however, that this release does not apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies, or to any claim for a breach of this GENERAL RELEASE AGREEMENT. For the purpose of implementing a full and complete release and discharge, Employee expressly acknowledges that this GENERAL RELEASE AGREEMENT is intended to include in its effect, without limitation, all claims which he or she does not know or suspect to exist in his or her favor at the time of execution hereof, and that this GENERAL RELEASE AGREEMENT contemplated the extinguishment of any such claim or claims.

CALIFORNIA EMPLOYEES. Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him/her must have materially affected his or her settlement with the debtor.” Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge, Employee expressly acknowledges that this GENERAL RELEASE AGREEMENT is intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist in his/her favor at the time of execution hereof, and that this GENERAL RELEASE AGREEMENT contemplates the extinguishment of any such claim or claims.

# Exhibit 10.4 - Montgomery Severance Agreement	3

10.         Covenant Not To Sue. In consideration of the pay and benefits offered to Employee under this GENERAL RELEASE AGREEMENT, Employee will not sue Releasees on any of the released claims, on any matters relating to his or her employment, or relating to any other matter, arising before the execution of this GENERAL RELEASE AGREEMENT, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this GENERAL RELEASE AGREEMENT or bar claims for workers’ compensation or unemployment benefits above, or where otherwise prohibited by law. To the maximum extent permitted by law, Employee agrees that Employee will not seek and waives any right to accept any relief or award from any charge or action against Releasees before any federal, state, or local administrative agency or federal, state or local court whether filed by Employee or on Employee’s behalf with respect to any claim or right covered by paragraph 10. Employee does not abide by this paragraph, then (i) he or she will return all monies received under this GENERAL RELEASE AGREEMENT and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.

11.         RIGHT TO REVIEW. The Company delivered, via hand delivery, the original GENERAL RELEASE AGREEMENT, containing the release language set forth in Sections 9 and 10 to Employee on April 2, 2013 (the “Initial Notification Date”) and desired that he or she have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advised Employee as follows:

•	to consult with his or her attorney prior to executing it; and
•	that he or she has twenty one (21) days from the Initial Notification Date to review and consider whether he or she wishes to execute this GENERAL RELEASE AGREEMENT.

Since receiving this GENERAL RELEASE AGREEMENT, Employee asked that the reference in the opening paragraph to his state of residency be changed to Tennessee from North Carolina, and the Company has made this modification. The revised GENERAL RELEASE AGREEMENT was delivered to Employee, via email, on April 8, 2013 (the “Supplemental Notification Date”). Employee acknowledges and agrees that such modification is not material, and does not restart the running of the 21-day review period. Accordingly, Employee acknowledges and agrees that he has been given at least 21-days to review this GENERAL RELEASE AGREEMENT from the Initial Notification Date. Since the Separation Date is more than 21-days after the Initial Notification Date, Employee has until five (5) calendar days after the Separation Date to execute and return this GENERAL RELEASE AGREEMENT. Employee may not execute or return the GENERAL RELEASE AGREEMENT before the Separation Date. If Employee does not return an executed copy of this GENERAL RELEASE AGREEMENT to the Company by no later than the fifth (5th) calendar day after the Separation Date, it and the obligations of the Company herein shall become null and void. The executed GENERAL RELEASE AGREEMENT should be returned to: Tod McDonald, Sr. HR Director, TranS1, Inc., 301 Government Center Drive, Wilmington, North Carolina 28403.

# Exhibit 10.4 - Montgomery Severance Agreement	4

12.         REVOCATION. Employee may revoke the GENERAL RELEASE AGREEMENT during the seven (7) day period immediately following his or her execution of it. This GENERAL RELEASE AGREEMENT will not become effective or enforceable until the revocation period has expired. To revoke this GENERAL RELEASE AGREEMENT, a written notice of revocation must be delivered to: Tod McDonald, Sr. HR Director, TranS1, Inc., 301 Government Center Drive, Wilmington, North Carolina 28403.

13.         AGENCY CHARGES/INVESTIGATIONS. Nothing in this GENERAL RELEASE AGREEMENT shall prohibit Employee from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of his or her employment; provided, however, that by signing this GENERAL RELEASE AGREEMENT, Employee waives his or her right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.

14.         CONFIDENTIALITY AND GOOD WILL. The terms and provisions of the GENERAL RELEASE AGREEMENT are confidential and will not be disclosed to third parties, except as required by law. Notwithstanding the above, Employee may reveal the terms and provisions of the GENERAL RELEASE AGREEMENT to a lawyer he or she consults for legal advice, members of his or her immediate family, or a financial advisor, provided that such persons agree to maintain the confidentiality of the Agreement. Employee will not denigrate, disparage, defame or cast aspersions on the Company or upon the Company’s owners, stockholders, affiliates, officers, directors, employees or agents.

15.         References. Employee agrees that he or she will direct all written inquiries from prospective employers to the Company’s Human Resources department. Employee acknowledges and agrees that, consistent with its usual practices, the Company will provide only information about Employee’s positions, dates of employment and salary.

16.         Disclaimer of Liability. Nothing in this GENERAL RELEASE AGREEMENT is to be construed as either an admission of liability or admission of wrongdoing on the part of either party, each of which denies any liabilities or wrongdoing on its part.

17.         Governing Law. This GENERAL RELEASE AGREEMENT shall be governed by the laws of North Carolina, without regard to its conflict of laws provisions and the applicable provisions of federal law.

18.         Entire Agreement. Except as expressly provided herein, this GENERAL RELEASE AGREEMENT: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Employee’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this GENERAL RELEASE AGREEMENT; and (iii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this GENERAL RELEASE AGREEMENT; and (ii) no agreement, statement or promise not contained in this GENERAL RELEASE AGREEMENT shall be valid. No change or modification of this GENERAL RELEASE AGREEMENT shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

# Exhibit 10.4 - Montgomery Severance Agreement	5

19.         Severability. If any portion, provision, or part of this GENERAL RELEASE AGREEMENT is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this GENERAL RELEASE AGREEMENT, and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts.

20.         Counterparts. This GENERAL RELEASE AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party hereto may execute this GENERAL RELEASE AGREEMENT by signing any such counterpart.

21.         Waiver of Breach. A waiver of any breach of this GENERAL RELEASE AGREEMENT shall not constitute a waiver of any other provision of this GENERAL RELEASE AGREEMENT or any subsequent breach of this GENERAL RELEASE AGREEMENT.

22.         SECTION 409A OF THE INTERNAL REVENUE CODE.

22.1         Notwithstanding anything to the contrary in this Agreement, if   the Employee is a “specified employee” within the meaning of Section 409A as of the Separation Date (other than due to death), then the severance payable to the Employee together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), that are payable within the first six (6) months following the Employee’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following the Separation Date but prior to the six (6) month anniversary of the Employee’s termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

22.2         Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

# Exhibit 10.4 - Montgomery Severance Agreement	6

22.3         Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) the Employee’s annualized compensation based upon the annual rate of pay paid to the Employee during the Company’s taxable year preceding the Company’s taxable year of the Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee’s employment is terminated.

22.4         The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plans and programs in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

[Signatures on the following page]

# Exhibit 10.4 - Montgomery Severance Agreement	7

IN WITNESS WHEREOF, the parties have entered into this GENERAL RELEASE AGREEMENT as of the day and year written below.

TRANS1 INC.

By:	/s/ Ken Reali

Date:	5/1/2013

DWAYNE MONTGOMERY

/s/Dwayne Montgomery

Date:	5/1/2013

# Exhibit 10.4 - Montgomery Severance Agreement	8